LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") is executed as of January 31, 2008, by and among Well Chance Investments Limited, Inc., a company incorporated in the British Virgin Islands (the "Company") and RMK Emerging Growth Opportunity Fund LP, a Delaware limited partnership (“RMK”) (each a “Party” and collectively the “Parties”).

WHEREAS, the Company is conducting this bridge loan financing (the "Bridge Financing") simultaneously with a reverse merger (the "Merger") with and into Noble Quests, Inc., a publicly traded Nevada company (the “Public Company Parent”) whereby the Company will survive such Merger or such other similar transaction such as a share exchange transaction by existing Company stockholders (the Merger and Bridge Financing are collectively referred to herein as the “Transaction”);

WHEREAS, in order to fund the Company’s fees and expenses for the Transaction and a post-merger Equity Financing, the Company wishes to borrow four hundred forty four thousand seven hundred thirty three dollars and fifteen cents ($444,733.15) from RMK as a short term bridge loan; and

WHEREAS, RMK is willing to provide such financing on terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and RMK, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Defined terms. Certain capitalized terms used in this Agreement shall have the specific meanings defined below:

“Additional Loan Closing Date” shall mean the date upon which an Additional Loan is made to the Company.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of California are authorized or required by law or other governmental action to close;

“Initial Loan Closing Date” shall mean the date upon which the Loan is delivered to the Company.

”Equity Financing” means the issuance and sale after the date hereof of equity or equity-linked securities by the Company or its Public Company Parent to investors (other than investors who are stockholders of the Company on the date hereof), which issuance and sale results in gross proceeds to the Company of at least three million dollars ($3,000,000).

“Transaction Fees” means the Company’s expenses, including but not limited to the audit and legal fees, in connection with the Merger, Bridge Financing and Equity Financing.

ARTICLE 2
THE LOAN

2.1 Loan. According to the terms and subject to the conditions of this Agreement, RMK shall make a single-installment loan to the Company on the Initial Closing Date in the amount of at least $244,733.15 (the "Initial Loan"). RMK shall advance an additional Loan, in accordance with the terms set forth in Section 2.2, in the amount of up to $200,000 (the "Additional Loan") (the Initial Loan and the Additional Loan, if any, shall be referred to collectively as the "Loan"). The Initial Loan and the Additional Loan shall be $444,733.15. The Initial Loan shall be used solely for payment of the Company’s Transaction Fees and shall be evidenced by promissory note(s) in the form attached hereto as Exhibit A ("Note"), duly executed on behalf of the Company and dated as of the Initial Loan Closing Date. The Initial Loan Closing Date shall be no later than the closing of the share exchange transaction between Noble Quests, a Nevada corporation and the shareholders of the Company (“Merger Closing Date”).

2.2 Additional Loan. Provided there is no Event of Default under this Agreement, RMK shall make an Additional Loan to the Company of up to $200,000. RMK shall be obligated to make the Additional Loan so long as there is no Event of Default within twenty (20) calendar days of the Initial Loan Closing Date. The Additional Loan shall be evidenced by a Note, duly executed on behalf of the Company and dated as of the Additional Loan Closing Date.

2.3 Repayment. The Company shall repay the Loan to RMK pursuant to the following repayment terms:

(a) Repayment in the Event of Equity Financing. In the event that there is a closing of an Equity Financing, then full repayment of all outstanding amounts of Loan Principal, Initial Loan Premium and Additional Loan Fee (if applicable) owed to RMK as of the closing date of the Equity Financing shall be delivered by the Company to RMK no later than five (5) Business Days after the closing date of the Equity Financing. The full repayment amount that the Company shall be required to deliver to RMK in the event of a closing of an Equity Financing shall be calculated in accordance with the terms set forth Sections 2.3(b), 2.3(c) and 2.3(d) below.

(b) Initial Payment Period Repayments. The total amount due and payable to RMK (regardless of whether or not there is a closing of an Equity Financing) if such repayment is delivered to RMK on or before the 365th calendar day after the Initial Loan Closing Date shall be the sum of the Loan(s) (the “Loan Principal”) plus a loan fee of 68.64045% of the amount of the Loan Principal (the “Initial Loan Premium”). For example, if the Loan Principal were $444,733.15, then the Loan Principal and Initial Loan Premium would be a total of $750,000. Any funds received by RMK as a partial repayment of the Loan (“Partial Repayment”) on or before the 365th calendar day after the Initial Loan Closing Date shall be applied toward repayment as follows:

(i) 59.3% of the Partial Repayment shall be applied toward payment of the remaining outstanding Loan Principal owed by the Company as of the date of such Partial Repayment; and

(ii) 40.7% of the Partial Repayment shall be applied toward payment of the remaining outstanding Initial Loan Premium as of the date of such Partial Repayment. 1

(c) Prepayment. The Company may from time to time prepay all or any portion of the Loan. The Company shall give RMK at least three (3) Business Days prior written notice of its intention to prepay the Loan, specifying the date of payment and the total amount of the Loan to be paid on such date.

(d) Subsequent Period Repayments. In the event that full repayment of all outstanding amounts of Loan Principal and Initial Loan Premium is not made by the Company on or before the 365th calendar day after the Initial Loan Closing Date, then, in addition to the remaining outstanding Loan Principal and Initial Loan Premium due, the total amount due and payable to RMK shall also include an additional loan fee that shall be a percentage of the remaining outstanding Loan Principal at the time repayment is made (“Additional Loan Fee”). The applicable Additional Loan Fee if repayments are made on the 366th calendar day after the Initial Loan Closing Date and for the 44-day period (“Initial 45-day Period”) thereafter, shall be two percent (2%) of the remaining outstanding Loan Principal at the time repayment is made. The Additional Loan Fee percentage amount shall increase in two percent (2%) increments for every 45-day period subsequent to the Initial 45-day Period and shall continue to increase until the Company makes full repayment of all of the remaining outstanding Loan Principal, Initial Loan Premium, and Additional Loan Fee owed to RMK as of the date on which the full repayment is made. (The Initial 45-day Period and all subsequent 45-day periods are hereinafter collectively referred to as the “Subsequent Periods”.) Any Partial Repayments delivered to RMK during Subsequent Periods shall be applied proportionately toward repayment in accordance with the amounts of: (a) the remaining outstanding Loan Principal; (b) the remaining outstanding Initial Loan Premium; and (c) the applicable Additional Loan Fee due on the date of repayment as follows 2 :

1 For example, if the Company’s first repayment is a Partial Repayment of $100,000 during the Initial Payment Period, $59,300 of such Partial Repayment will be applied toward payment of the outstanding Loan Principal (thus reducing the amount outstanding owed for Loan Principal from $444,733.15 to $385,433.15), and $40,700 of such Partial Repayment will be applied toward payment of the outstanding Initial Loan Premium (thus reducing the amount of outstanding Initial Loan Premium from $305,266.85 to $264,566.85).

2 Variable Index:

A = total remaining outstanding Loan Principal on date of repayment

B = total remaining outstanding Initial Loan Premium on date of repayment

C = “A” multiplied by the applicable Additional Loan Fee percentage amount (e.g. 2% during Initial 45-day Period, or 4% during first 45-day Period after the Initial 45-day Period)

P = total Partial Repayment amount made

T = A + B + C

(i) the portion of the Partial Repayment that shall be applied to the remaining outstanding Loan Principal due shall equal the product of P multiplied by the quotient of A divided by T (as such variables are defined in the Variable Index set forth in footnote 2 below);

(ii) the portion of the Partial Repayment to be applied to the remaining outstanding Initial Loan Premium shall equal the product of P multiplied by the quotient of B divided by T (as such variables are defined in the Variable Index set forth in footnote 2 below); and

(iii) the portion of the Partial Repayment to be deducted from the outstanding Additional Loan Fee due shall equal the product of P multiplied by the quotient of C divided by T (as such variables are defined in the Variable Index set forth in footnote 2 below). 3

(d) In the event that Full Repayment is not received on or before the 455th calendar day after the Initial Loan Closing Date, then the Loan shall be subject to the Event of Default provisions set forth in Sections 6.1 and 6.2 herein, and the total amount due and payable to RMK shall include all remaining unpaid amounts of the Loan Principal and Initial Loan Premium and shall also include and continue to accrue the Additional Loan Fee (as described in Section 2.3(c)) during the Subsequent Periods until Full Repayment is received by RMK.

ARTICLE 3
CONDITIONS PRECEDENT TO THE LOAN

3.1 Conditions on the Initial Loan Closing Date. The obligation of RMK to make the Initial Loan pursuant to Section 2.1 shall be subject to the satisfaction of the conditions set forth in this Section. If the conditions set forth in this Section are not met on or prior to the Initial Loan Closing Date, then RMK shall have no obligation to make the Initial Loan.

(a) The Company shall have duly executed and delivered to RMK the Notes representing the Loan.

(b) The Company shall have duly authorized, executed, and delivered to RMK a security agreement in the form attached hereto as Exhibit B (the “Security Agreement”) to secure the repayment of the Loan and granting RMK a continuing security interest in all presently existing and hereafter acquired assets and property of the Company of whatever nature and wherever located (except for any such assets for which, by the terms of any agreement in existence on the date hereof, does not permit the granting of a security interest, in which case the Company shall grant to RMK in the Security Agreement a security interest in all proceeds received by the Company generated by such assets).

3 For example and continuing with the hypothetical described in footnote 1 above, assume the Company makes another $100,000 Partial Repayment to RMK during the Initial 45-day Period. The portion of the $100,000 Partial Repayment to be allocated toward payment of the remaining outstanding Loan Principal would equal $58,602.41 (thus further reducing the remaining outstanding Loan Principal from $385,433.15 to $326,830.74). The portion of the $100,000 Partial Repayment to be allocated toward payment of the remaining outstanding Initial Loan Premium would equal $40,225.54 (thus further reducing the remaining outstanding Initial Loan Premium from $264,566.85 to $224,341.31). The portion of the $100,000 Partial Repayment that would be applied toward payment of the total outstanding Additional Loan Fee due would equal $1,172.05.

(c) RMK shall have received on or before the execution date of this Agreement (the “Execution Date”) an Officer’s Certificate in the form attached hereto as Exhibit C, dated as of the Execution Date.

3.2 Conditions on the Additional Loan Closing Date. The obligation of RMK to make the Additional Loan pursuant to Section 2.2 shall be subject to the satisfaction, on or before the date on which such Loan is made, of the conditions set forth in this Section. If the conditions set forth in this Section are not met on or prior to such date, RMK shall have no obligation to make the Additional Loan.

(a) The Company shall have duly executed and delivered to RMK the Note representing the Additional Loan.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1 Due Incorporation and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, with full and adequate power to carry on and conduct its business as presently conducted, and is duly licensed or qualified in all foreign jurisdictions wherein the failure to be so qualified or licensed would reasonably be expected to have a material adverse effect on the business of the Company.

4.2 Due Authorization. The Company has full right, power and authority to enter into this Agreement, to make the borrowings hereunder and execute and deliver the Note as provided herein and to perform all of its duties and obligations under this Agreement and the Note. The execution and delivery of this Agreement will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or the Company's bylaws or certificate of incorporation. All necessary and appropriate corporate action on the part of the Company has been taken to authorize the execution and delivery of this Agreement. On the Execution Date, the Company will deliver to RMK a copy of the written resolutions by or the minutes of the meeting of the Company’s Board of Directors authorizing the Company to enter into this Agreement, to make the borrowings as provided herein, and to perform all of its duties and obligations under this Agreement.

4.3 Enforceability. This Agreement has been validly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ right and to the availability of the remedy of specific performance.

4.4 Capitalization. All of the Company's authorized and outstanding equity securities (including securities convertible into equity securities) are identified on Schedule A attached hereto. Other than as set forth on Schedule A, there are no outstanding shares of capital stock or any options, warrants or other preemptive rights, rights of first refusal or similar rights to purchase equity securities of the Company.

4.5 Subsidiaries. The Company owns no securities of any other entity, and, except as set forth in this Section 4.5, there are no outstanding shares of capital stock or any options, warrants or other preemptive rights, rights of first refusal or similar rights to purchase equity securities of any other entity.

4.6 Compliance with Laws. The nature and transaction of the Company's business and operations and the use of its properties and assets do not, and during the term of this Agreement shall not, violate or conflict with in any material respect any applicable law, statute, ordinance, rule, regulation or order of any kind or nature.

4.7 Absence of Conflicts. The execution, delivery and performance by the Company of this Agreement, and the transactions contemplated hereby, do not constitute a breach or default, or require consents under, any agreement, permit, contract or other instrument to which the Company is a party, or by which the Company is bound or to which any of the assets of the Company is subject, or any judgment, order, writ, decree, authorization, license, rule, regulation, or statute to which the Company is subject, and, except as set forth in the Security Agreement, will not result in the creation of any lien upon any of the assets of the Company.

4.8 Litigation and Taxes. There is no litigation or governmental proceeding pending, or to the best knowledge of the Company after due inquiry, threatened, against the Company. The Company has duly filed all applicable income or other tax returns and has paid all material income or other taxes when due. There is no controversy or objection pending, or to the best knowledge of the Company after due inquiry, threatened in respect of any tax returns of the Company.

4.9 No Omissions or Misstatements. None of the information included in this Agreement, other documents or information furnished or to be furnished by the Company, or any of its representations, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact. Copies of all documents referred to in herein have been delivered or made available to RMK and constitute true and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

ARTICLE 5
COVENANTS

5.1 Negative Covenants of the Company. The Company covenants and agrees that, from the Execution Date until the date on which RMK receives full repayment of all remaining outstanding amounts of the Loan Principal, Initial Loan Premium, and Additional Loan Fee (and, in any event, during such time as any portion of the Loan or any applicable Initial Loan Premium, and Additional Loan Fee (if applicable) thereon is outstanding), without the consent of RMK, the Company will not:

(a) except for the Merger and the Company’s or its Public Company Parent’s future acquisition of or merger with Chinese media advertising companies, merge or consolidate with or into any other corporation or sell or otherwise convey a majority of its assets;

(b) engage in any business other than the business conducted or reasonably planned to be conducted by the Company on the Execution Date;

(c) declare, set aside or pay any dividend or other distribution on any of its capital stock; or

(d) amend its Certificate of Incorporation or Bylaws in any manner that adversely affects the rights associated with this Agreement.

5.2 Affirmative Covenants of the Company. The Company covenants and agrees that, from the Execution Date until the date on which RMK receives full repayment of all remaining outstanding amounts of the Loan Principal, Initial Loan Premium, and Additional Loan Fee (and, in any event, during such time as any portion of the Loan or any applicable Initial Loan Premium and Additional Loan Fee (if applicable) thereon is outstanding), the Company shall:

(a) operate its business only in the ordinary course and maintain its properties and assets in good repair, working order and condition;

(b) cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses; and

(c) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which could reasonably be expected to have a material adverse effect on its business, properties or prospects.

ARTICLE 6
DEFAULT

6.1 Events of Default. The occurrence of the events described in either Sections 6.1(a) or 6.1(b), if not cured within a ten (10) Business Day cure period from the date of such default, or the occurrence of the events described in Section 6.1(c) and 6.1(d), for which there shall be no cure period (each event an “Event of Default”), if any, shall constitute an Event of Default of the Company:

(a) a material breach of any representation, warranty, covenant or other provision of this Agreement, the Note, or the Security Agreement;

(b) (i) the application for the appointment of a receiver or custodian for the Company or the property of the Company, (ii) the entry of an order for relief or the filing of a petition by or against the Company under the provisions of any bankruptcy or insolvency law, (iii) any assignment for the benefit of creditors by or against the Company, or (iv) the Company becomes insolvent;

(c) the Company’s failure to make full repayment of the Loan (including all remaining outstanding Loan Principal and applicable outstanding Initial Loan Premium and Additional Loan Fee), as described in this Agreement or the Note, to RMK on or before 455th day after the Initial Loan Closing Date; and

(d) in the event that there is a closing of an Equity Financing, the Company’s failure to deliver full repayment of the Loan (including all remaining outstanding Loan Principal and applicable outstanding Initial Loan Premium and Additional Loan Fee) to RMK within five (5) Business Days of the closing date of the Equity Financing as set forth and in accordance with Section 2.3(a) herein.

6.2 Effect of Default. Upon the occurrence of any Event of Default that is not cured within any applicable cure period, RMK may elect, by written notice delivered to the Company, to take any or all of the following actions: (i) declare this Agreement terminated and the outstanding amounts under the Note to be forthwith due and payable, whereupon the entire unpaid Loan Principal, together with all of the unpaid applicable outstanding Initial Loan Premium and Additional Loan Fee (if applicable) owed to RMK, and all other cash obligations hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any of the Note to the contrary notwithstanding, and (ii) exercise any and all other remedies provided hereunder or available at law or in equity upon the occurrence and continuation of an Event of Default. In addition, during the occurrence of any Event of Default, the Company shall not pay make any payment on any other outstanding indebtedness of the Company (other than indebtedness of the Company to which RMK holds a majority of principal under the Loan) unless the Parties have agreed in writing to subordinate this Agreement and the Note hereunder.

ARTICLE 7
WARRANT

7.1 Issuance of Warrant. In the event that there is a closing of the Merger, on the Merger Closing Date, the Company shall cause Noble Quests, by including a condition to the closing of the Merger in the merger agreement, to issue to RMK a Common Stock Purchase Warrant (the “Warrant”) substantially in the form attached hereto as Exhibit D. The Warrant shall be immediately exercisable upon issuance and shall be exercisable until the third anniversary of the issuance date of the Warrant. The Warrant exercise price shall equal $2.50 per share, subject to adjustments as set forth in Section 2 of the Warrant (the “Initial Exercise Price”). The total number of shares underlying the Warrant that RMK will receive shall equal two hundred thousand (200,000) shares of Noble Quests’ common stock.

7.2 Registration of Shares Underlying Warrant.

(a) If, at any time commencing on the date hereof until the second anniversary of this Agreement, the Company or Noble Quests prepares and files a Registration Statement under the Securities Act or otherwise registers securities under the Securities Act as to any of its securities (other than under a Registration Statement pursuant to Form S-8 or Form S-4) (each such filing, a "Registration Document"), the Company will give written notice, at least twenty (20) calendar days prior to the filing of such Registration Document to the holder of the Warrant of its intention to do so. The Company shall cause the Public Company Parent to include all of the shares underlying the Warrant (the “Registrable Securities”) in such Registration Documents with respect to which the Company has received written requests for inclusion therein within 15 calendar days of actual receipt of the Company's notice.

(b) In the event of an underwritten registered offering in which the managing underwriter(s) advise the Company or Noble Quests in writing that in their opinion the number of Registrable Securities exceeds the number of securities which can be sold therein without adversely affecting the marketability of the offering, the Company will cause Noble Quests to include in such registration the number of Registrable Securities requested to be included which in the opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder.

ARTICLE 8
MISCELLANEOUS

8.1 Successors and Assigns. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. This Agreement may be assigned solely by RMK provided that RMK complies with all applicable federal and state securities laws. In the event of an assignment by RMK, each of the parties to this Agreement acknowledge and agree that RMK’s assignee is assigned and takes over all rights, obligations, responsibilities, duties, remedies, powers and privileges under this Agreement from RMK.

8.2 Further Assurances. Each party to this Agreement agrees to promptly produce and execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement, RMK’s assignment of this Agreement (if applicable), and the consummation of the transactions contemplated thereby.

8.3 Titles and Subtitles. The titles and subtitles of the Sections of this Agreement are used for convenience only and shall not be considered in construing or interpreting this agreement.

8.4 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to the Company, to:

Well Chance Investments Limited
Attn: Mr. Jeffrey Dash, CEO
11F, Tower A, Building No. 1 GT International Center
Jia3 Yongandongli, Jianguomenwai Avenue,
Chaoyang District, Beijing, China 100022
Tel:  +86 10 5879 4890
Fax: +86 10 5879 4228

if to RMK, to:

RMK Emerging Growth Opportunity Fund LP
Attn: Mr. Adam M. Roseman
9440 Little Santa Monica Blvd., Suite 401
Beverly Hills, CA  90210
Tel: (310) 402-5901
Fax: (310) 402-5932

Either party hereto may change the above specified recipient or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient's location) or on the day shown on the return receipt (if delivered by mail or delivery service).

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

8.6 Waiver and Amendment. Any term of this Agreement may be amended, waived or modified with the written consent of the Company and RMK.

8.7 Remedies. No delay or omission by RMK in exercising any of its rights, remedies, powers or privileges hereunder or at law or in equity and no course of dealing between RMK and the undersigned or any other person shall be deemed a waiver by RMK of any such rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by RMK or the exercise of any other right, remedy, power or privilege by RMK. The rights and remedies of RMK described herein shall be cumulative and not restrictive of any other rights or remedies available under any other instrument, at law or in equity.

8.8 Counterparts. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

8.9 Facsimile. This Agreement may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be executed on the date first set forth above.

WELL CHANCE INVESTMENTS LIMITED

By:	/s/ Jeffrey Dash
Jeffrey Dash,
Chief Executive Officer

RMK EMERGING GROWTH OPPORTUNITY FUND LP

By:	/s/ Adam Roseman
Adam M. Roseman, as authorized
signatory for and on behalf of
ARC EMERGING GROWTH PARTNERS, LLC, General Partner of RMK Emerging Growth Opportunity Fund LP

Amount of Initial Loan: $ 244,733.15

Amount of Additional Loan: $ 200,000

SCHEDULE A
CAPITALIZATION

EXHIBIT A
PROMISSORY NOTE

See attached.

EXHIBIT B
SECURITY AGREEMENT

See attached.

EXHIBIT C
OFFICER’S CERTIFICATE

See attached.

EXHIBIT D
FORM OF COMMON STOCK PURCHASE WARRANT

See attached.